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                       August 18, 2020

       Devinder Kumar
       Chief Financial Officer
       ADVANCED MICRO DEVICES INC
       2485 Augustine Drive
       Santa Clara, CA 95054

                                                        Re: ADVANCED MICRO
DEVICES INC
                                                            Form 10-K for the
fiscal year ended December 28, 2019
                                                            Filed February 4,
2020
                                                            File No. 1-07882

       Dear Mr. Kumar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing